Exhibit 10.28

Strictly confidential

SETTLEMENT AGREEMENT

This agreement (the “Agreement”), is made and entered into effective as of June 29, 2023 (the “Effective Date”), by and among (i) Vision Lite, a French société par actions simplifiée, having its registered office at Route d’Irigny – 69530 Brignais, registered under identification number 790 945 422 RCS Lyon (the “Company” or “Vision Lite”) and (ii) PONTON, a French société par actions simplifiée, having its registered office at Route d’Irigny – 69530 Brignais, registered under identification number 795 336 585 RCS Lyon, represented by its President, Mr. Carl Putman (“Ponton”); (iii) Mr. Carl Putman, born September 5, 1955, residing 16, quai Rambaud, 69002 Lyon (“Mr. Putman”); and (iv) Gauzy Ltd., a company organized under the laws of the State of Israel, having its principal offices at the 14 Hatchiya St., Tel-Aviv, Israel 6816914 (“Gauzy” or the “Purchaser”) .

Reference is made to the share purchase agreement (the “SPA”) dated as of February 7, 2021, as amended on July 27, 2021; January 16, 2022 and March 28, 2022 by and among (i) Vision Lite, (ii) PONTON (iii) Mr. Carl Putman, (iv) Gauzy Ltd., and (v) REFUGE, a French société par actions simplifiée, having its registered office at 9 rue Pierre Curie, 69500 Bron, registered under identification number 795 336 213 RCS Lyon, represented by its President Ms. Catherine Robin (“Refuge”).

The above parties shall be referred to hereinafter, each as a “Party” and collectively, the “Parties”, being specified that Refuge is not a Party to this Agreement.

Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the SPA entered into by and between notably the Parties.

RECITALS

WHEREAS, pursuant to the SPA, the Purchaser has acquired one hundred percent (100%) of the Equity Securities of the Company as of January 26, 2022 (the “Acquisition”);

WHEREAS, Mr. Putman is the Chairman (President) of the Company and wishes to depart from his position as Chairman as well as all other corporate duties within the Group effective as of September 30th , 2023;

WHEREAS, Ponton is the owner of 62,833 series D convertible preferred shares and 40,841 warrants for series D convertible preferred shares of Gauzy (together “Ponton Securities”), which were subscribed in relation to the Acquisition and subsequently pursuant to certain Series D Share Purchase Agreement, as such term is defined in Section 5 below, entered by and between Gauzy and the investors thereto, including Ponton;

WHEREAS, the Parties hereto have agreed to a full and exhaustive settlement both under conditions of the SPA and additional conditions as proscribed below, in order to take into account the managerial transition in anticipation of the departure of Mr. Putman from the Company;

WHEREAS, Considering that the Parties involved have reached an understanding, it is agreed that in the event of any inconsistencies or contradictions between this Agreement and the SPA, the terms and provisions of this Agreement shall supersede and prevail;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree to enter into this Agreement as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	The recitals to this Agreement and the exhibits and schedules attached hereto constitute integral parts hereof.

1.2.	Section headings are included in this Agreement for convenience only and shall not be used in the interpretation thereof and in no way alter, modify, amend, limit, or restrict any contractual obligations of the Parties.

1.3.	All provisions of the SPA concerning matters of construction and interpretation shall apply to this Agreement.

2.	FIRST EARN-OUT AMOUNT

Reference is made hereby to Section 2.8 (Earn-Out) of the SPA, the Parties have agreed the following conditions regarding the First Earn-Out Amount and the First Earn-Out Payment.

2.1.	First Earn-Out Amount (for the sole purpose of calculating Ponton’s Relevant Portion under this Agreement) is equal to € 3,000,000 only for and shall be paid in cash to Ponton as an Individual Seller in three installments as follows, notwithstanding the Relevant Portion (ie. the percentages set forth in Annex II of the SPA) between the Individual Sellers set forth in Annex II of the SPA “Allocation of the Earn-Out Amounts”:

		First Earn-Out Amount	Ponton’s Relevant Portion of the First Earn-Out Amount
(i)	Amount to be paid by end of April 2023	750 000 €	525 000 €
(ii)	Amount to be paid by end of July 2023	1 250 000 €	875 000 €
(iii)	Amount to be paid by end of October 2023	1 000 000 €	700 000 €
	Total	3 000 000 €	2 100 000 €

2.2.	Any portion of the First Earn-Out Amount due to Ponton and not paid by Gauzy within ninety (90) days from its due date indicated in the previous table shall give rise to the payment of late interest at the rate of seven percent (7%) per annum based on:

(a) the number of days between ninety (90) days after the due date and the actual date of payment of such amount (inclusive); and

(b) a three hundred sixty-five (365) day year.,

2.3.	It is expressly agreed between the Parties that upon the occurrence of a listing of Gauzy on a US securities exchange (“Gauzy Listing”), the full amount of Ponton’s Relevant Portion of the First Earn-Out Among not paid at such date shall be all accelerated and become due and payable within fifteen (15) days following occurrence of such event.

3.	SECOND EARN-OUT AMOUNT

3.1.	Reference is made hereby to Section 2.8 (Earn-Out) of the SPA, the Parties have agreed the following conditions regarding the Second Earn-Out Amount .

3.2.	The definition of the Second Target Revenue shall be as follows:

“Second Target Revenue” shall mean an amount of Annual Revenue in the Second Earn- out Period equal to € 54,446,000. Any portion of the Second Earn-Out Amount due to Ponton and not paid by Gauzy within ninety (90) days from its due date shall give rise to the payment of late interest at the rate of three percent (7%) per annum based on:

(a) the number of days between ninety (90) days after the due date and the actual date of payment of such amount (inclusive); and

(b) a three hundred sixty-five (365) day year.

In the event that the SPA is amended subsequent to the execution of this agreement, specifically pertaining to the amendment of the First Earn-Out and/or Second Earn-Out amount allocation between Ponton and Refuge, the Earn-Out amounts stated in this agreement for Ponton shall be adjusted accordingly.

4.	MANAGEMENT OF THE GROUP

4.1.	Mr. Putman shall deliver on [ September 30th, 2023] at the latest to the Purchaser (i) a duly signed amendment letter to the IP assignment deed dated January 26, 2022 to include one missing patent with respect to a “separator for movable furniture element” filed under number 20/06421 and (ii) a duly signed resignation letter effective as of September 30, 2023 from Mr. Putman’s or Ponton’s duties as:

●	Chairman (Président) of Vision Lite

●	Member of the Strategic Committee (Conseil Stratégique) of Vision Lite ; and

●	if any, director, member of a supervisory board or other management body of any Group Company;

including confirmation by the leaving director, board, supervisory board or committee member that it does not, and will not, have any claim against the relevant Group Company or any of its Affiliates in connection with the exercise or termination of its respective duties and that the relevant Group Company and its respective Affiliates do not owe them any compensation or any other sum for any reason.

Mr. Putman represents and warrants that he is not bound by an employment contract to any Group Company. Subject to the full performance of the terms of this Agreement, Mr. Putman considers himself discharged from all his contractual or other rights, whether arising or accruing, due or to become due as a result of the exercise and subsequent termination of all functions of Mr. Putman within any Group Company, past or present (in whatever form and in whatever capacity), including the functions of Chairman (Président) of Vision Lite.

Mr. Putman (acting also on behalf of Ponton) (i) declares himself satisfied as to all his rights and claims resulting from the formation, the performance and termination of his contractual relations with the Company, or any other entity of the Group and (ii) acknowledges that he no longer has any claim to make as a result of the formation, performance and termination of his contractual relations, with respect to the Company and its general management, or any other entity/company belonging to the same Group as the Company, in France or abroad.

In particular, Mr. Putman (acting also on behalf of Ponton) renounces to any action relating to his contractual relations, whatever the nature thereof, whether civil, administrative or criminal, against the Company or its officers, its employees as well as all other companies belonging to the same Group as the Company, in France and abroad.

Prior to September 30, 2023, Mr. Putman undertakes:

●	to ensure the proper handover to his successor during a duration which will be determined by Gauzy.

●	to organize, at Gauzy’s request an information meeting for the members of Senior Management of the Group to which the Company belongs,

4.2.	Accordingly, Ponton agrees to waive Section 6.13(d) of the SPA as from the effective date of his resignation on September 30, 2023, for what concerns Mr. Putman, which provides that “the Group shall be managed by Mr. Carl Putman, as the Chairman (Président), with the assistance of Ms. Catherine Robin, as the Managing Director (Directeur Général) of the Company, in 2021, 2022 and in 2023.”

4.3.	The Company will organize a farewell party for Mr. Putman.

5.	GRANTING OF EQUITY AWARDS OF GAUZY

5.1.	Reference is made hereby to Section 6.13(d) (Post-Closing Incentives Plan) of the SPA, where the Parties have agreed the following conditions regarding the Equity Awards for Mr. Putman. The Equity Awards to be granted to Mr. Putman (the “CP Equity Awards”) for 2022 (calculated pro rata from February 1, 2022 to December 31, 2022) and for 2023 (calculated pro rata from January 1, 2022 to September 30, 2023) shall be vested until September 30, 2023 and by such date at the latest, Mr. Putman, in his capacity as Chairman of the Company, shall benefit from the granting of fully vested 506 Equity Awards of Gauzy. The table below details the calculation of the CP Equity Awards:

	Gross Annual Salary (in €)	Number of CP Equity Awards initially planned to be granted	Number of CP Equity Awards fully vested until 30/9/2023	Total Number of CP Equity Awards fully vested and finally granted
2022	200,000	823	342	342
2023	225,000	883	164	164
Total		1,706	506	506

5.2.	Ponton Securities and CP Equity Awards shall be referred together as the “Ponton and CP Securities”.

6.	SHARES OF GAUZY

Reference is made to: (i) that certain Series D Share Purchase Agreement entered by and between Gauzy and the investors thereto (the “Investors”) dated as of December 17, 2021 (the “Series D SPA”), (ii) that certain Amended and Restated Investors Rights Agreement by and among Gauzy, some Investors and the other parties referred to therein entered into as of event thereto (the “IRA”), the Parties have agreed the following conditions regarding the liquidity of Ponton and CP Securities and (iii) the Registration Rights and Limited Release of Lock-Up Restrictions letter (the “Lock-Up Letter”) sent by Gauzy to Ponton as of November 30, 2022:

6.1.	Capitalized terms used in this Article 5 and not otherwise defined herein shall have the meanings set forth in the Series D SPA, the IRA or the Lock-Up Letter.

6.2.	If the event of Gauzy Listing, the Parties have agreed to reduce the Lock-Up Period of Ponton regarding Ponton and CP Securities to ninety (90) days as from Gauzy Listing and accordingly the Restricted Period shall be limited to ninety (90) days. Following the lapse of the Restricted Period, Ponton and Mr. Putman shall be free to sell the Ponton and CP Securities not previously sold without any further limitations other than the Trading Limitations.

6.3.	If Gauzy Listing has not occurred prior to December 31st, 2023, Gauzy shall make its best efforts to help Ponton and Mr. Putman to sell Ponton and CP Securities to new or existing potential investors of Gauzy.

7.	ADVISORY AGREEMENT

Ponton represented by its legal representative Mr. Putman and Vision Lite shall enter as of September 30, 2023 into an advisory agreement providing that Ponton will render advisory services to the Group on a 40% basis out of full time paid in return for fees representing a cost to the Group of € 7,500 euros per month.

Ponton and Gauzy agree that they will negotiate in good faith and in due time the scope of advice rendered by Ponton and the other terms of such advisory agreement.

8.	CONFIDENTALITY

8.1.	The Parties agree to keep the present Agreement and the circumstances surrounding it strictly confidential, and consequently refrain from making direct or indirect reference to it or disclosing it for any reason whatsoever to third parties (excluding their respective counsel), except as required by law, judicial or regulatory authority. In this case, the Party to whom the request is addressed undertakes to inform the other Party immediately and prior to any communication of the agreement.

8.2.	Mr. Putman undertakes not to use for his own account or for the account of others, including any company, any confidential information of which he may have become aware, in particular concerning the financial, economic, commercial and administrative situation of the Company and of any company/entity to which it belongs.

9.	NON DISPARAGEMENT - LOYALTY

9.1.	Mr. Putman (directly or indirectly through his holding Ponton) undertakes not to do anything, say, suggest or undertake, nor authorize anyone to say or undertake anything that could harm the image, the consideration or the interests of the Group or of any of its direct or indirect shareholders or managers, past, present or future, including by implying that the Group, its managers or their shareholders have not respected their obligations. Mr. Putman (directly or indirectly through his holding Ponton) also undertakes not to solicit, canvass or employ current employees or corporate officers of any of the Group’s entities for a period of twenty-four (24) months from the date of this Agreement.

9.2.	More generally, the Parties agree to perform the Agreement in good faith and with loyalty.

10.	GENERAL

10.1.	This Agreement forms an integral part of the SPA binding only the Parties and except as specifically modified in this Agreement, the provisions and terms set forth in the SPA shall remain in full force and effect and shall apply to this Agreement, mutatis mutandis.

10.2.	In the event of any conflicting provisions between the terms and conditions of this Agreement and the provisions of the SPA, the terms and conditions of this Agreement shall prevail.

10.3.	This Agreement hereby incorporates by reference Section 10.3 of the SPA.

10.4.	This Agreement is being entered into in accordance with the provisions of Section 10.1 of the SPA and shall become effective upon execution thereof by the Parties hereto.

10.1.	This Agreement may be executed and delivered by facsimile, portable document format (.pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign), and in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

GAUZY LTD:

By:	/s/ Eyal Peso
Name:	Eyal Peso
Title:	CEO

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

COMPANY:

VISION LITE

By:	/s/ Carl Putman
Name:	Mr. Carl Putman
Title:	President

PONTON:

By:	/s/ Carl Putman
Name:	Mr. Carl Putman
Title:	President

Mr. Putman

/s/ Carl Putman